Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated December 31, 2020, relating to the financial statements of GigCapital4, Inc., which appears in Amendment No.1 to the Registration Statement on Form S-1 (No. 333-252315). We also consent to the reference to us under the heading “Experts” in such Registration Statement (No. 333-252315).

/s/ BPM LLP

San Jose, California

February 8, 2021